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                                                                     Exhibit 8.1

                   CADWALADER, WICKERSHAM & TAFT LETTERHEAD

                                        February 12, 2001

Vialog Corporation
32 Crosby Drive
Bedford, MA 01730

Ladies and Gentlemen:

     You have requested our opinion regarding the material U.S. federal income tax consequences set forth under the headings "The Merger - Tax Treatment" and "Material Tax Considerations - U.S. Federal Income Tax Consequences" in the Proxy Statement/ Prospectus (the "Proxy Statement/ Prospectus") which will be included in the Registration Statement on Form F-4 (the "Registration Statement") filed by Genesys SA on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Proxy Statement/ Prospectus relates to the proposed merger of ABCD Merger Corp., a Massachusetts corporation and a direct wholly-owned subsidiary of Genesys SA, a corporation (societe anonyme) organized under the laws of France, with and into Vialog Corporation, a Massachusetts corporation, pursuant to an Agreement and Plan of Merger dated as of October 1, 2000 (the "Merger Agreement"). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

     We have reviewed the Proxy Statement/ Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion described therein, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, pertinent judicial authorities,
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interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant all as in effect on the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions.

     Based upon the foregoing, the statements made under the headings "The Merger - Tax Treatment" and "Material Tax Considerations - U.S. Federal Income Tax Consequences" in the Proxy Statement/ Prospectus, set forth our opinion on the law. There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the headings "The Merger - Tax Treatment" and "Material Tax Considerations - U.S. Federal Income Tax Consequences" in the Proxy Statement/ Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or General Rules and Regulations of the Commission.

                               Very truly yours,

                       /s/ CADWALADER, WICKERSHAM & TAFT